Exhibit 99.(b)(1)

AMENDMENT OF BYLAWS

OF

HALLMARK INVESTMENT SERIES TRUST

A new Section 11 is hereby added to Article II of the Bylaws as follows:

Section 11.  Voting-Proxies.  Subject to the provisions of the Trust Instrument shareholders entitled to vote may vote either in person or by proxy, provided that either (a) an instrument authorizing such proxy to act is executed by the Shareholder in writing and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period or (b) the Trustees adopt by resolution an electronic, telephonic, computerized or other alternative to execution of a written instrument authorizing the proxy to act which authorization is received not more than eleven (11) months before the meeting.  Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted.

Article III, Section 2 “Number and Term of Office” of the By-Laws is hereby deleted in its entirety and replaced with the following:

Section 2.  Number and Term of Office.  The number of trustees which shall constitute the whole Board shall be determined as provided in the Trust’s Declaration of Trust.